Exhibit 4.10

THIRD SUPPLEMENTAL INDENTURE

This Third Supplemental Indenture (this “Supplemental Indenture”), dated as of May 2, 2011, is entered into by and among Southwest Airlines Co., a Texas corporation (“Southwest”), AirTran Holdings, LLC, a Texas limited liability company and wholly owned subsidiary of Southwest (the “Successor Company”), and U.S. Bank National Association, a national banking association, as trustee hereunder (the “Trustee”). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Indenture (as defined below).

WHEREAS, AirTran Holdings, Inc., a Nevada corporation (“AirTran Holdings Inc”), and the Trustee were the original parties to a Senior Indenture dated as of October 14, 2009 (the “Base Indenture”) and a First Supplemental Indenture dated as of October 14, 2009 relating to the issuance of the 5.25% Convertible Senior Notes due 2016 (the “First Supplemental Indenture”);

WHEREAS, AirTran Holdings Inc, Southwest and the Trustee were the original parties to a Second Supplemental Indenture dated as of May 2, 2011, which supplements the Base Indenture and the First Supplemental Indenture (the “Second Supplemental Indenture” and, the Base Indenture as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), pursuant to which Second Supplemental Indenture (among other things) Southwest fully and unconditionally guaranteed the obligations of AirTran Holdings Inc, its wholly owned subsidiary and the “Company” under the Indenture, under the Indenture and Securities;

WHEREAS, AirTran Holdings Inc and the Successor Company entered into the Agreement and Plan of Merger dated as of May 2, 2011 (the “Merger Agreement”), pursuant to which, at the effective time of the merger contemplated thereby, AirTran Holdings Inc was merged with and into the Successor Company such that the separate corporate existence of AirTran Holdings Inc ceased and the Successor Company continued as the surviving corporation;

WHEREAS, pursuant to Section 6.01 of the First Supplemental Indenture, AirTran Holdings Inc, as the Company under the Indenture, shall not merge into any other Person unless the surviving Person is a corporation or limited liability company organized and validly existing under the laws of the United States or any state thereof, and such Person expressly assumes, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all of the obligations of the Company under the Securities and the Indenture;

WHEREAS, in accordance with Section 8.01 of the First Supplemental Indenture, the Successor Company, Southwest and the Trustee may amend or supplement the Indenture as provided in this Supplemental Indenture without notice to, or consent of, any Securityholder;

WHEREAS, each of Southwest and the Successor Company have duly authorized the execution and delivery of this Supplemental Indenture;

WHEREAS, the Successor Company has furnished the Trustee with an Opinion of Counsel and an Officer’s Certificate in accordance with the Indenture, stating that the execution of this Supplemental Indenture is authorized or permitted by the Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Successor Company, Southwest and the Trustee and a valid amendment of, and supplement to, the Indenture have been done, and the entry into this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto covenant and agree for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. The definition of “Board of Directors” in Section 1.1 of the Base Indenture is hereby amended and restated in its entirety to read as follows:

“Board of Directors” means (i) if the Company or a Guarantor is a corporation, either the board of directors of the Company or of a Guarantor, as applicable, or any duly authorized committee of that board, and (ii) if the Company or a Guarantor is a limited liability company, either the managers or members of the Company or of a Guarantor, as applicable, with whom management of the Company is vested in accordance with applicable law and the limited liability company agreement of the Company or of a Guarantor, as applicable.

ARTICLE II

CONFIRMATION OF INDENTURE; ASSUMPTION

Section 2.01 Confirmation of Indenture. Except as supplemented hereby, the Indenture, including, without limitation, Southwest’s full and unconditional guaranty of all the obligations of the Company under the Indenture and Securities, is hereby ratified, confirmed, and reaffirmed in all respects. The Indenture and this Supplemental Indenture shall be read, taken, and construed as one and the same instrument.

Section 2.02 Assumption. Pursuant to, and in compliance and in accordance with, Section 6.01 of the First Supplemental Indenture, the Successor Company hereby expressly and unconditionally assumes all of the obligations of the Company under the Securities and the Indenture, including, without limitation, the due and punctual payment of the principal of, premium, if any, and interest on, the Securities and the due and punctual observance of each and every covenant and condition of the Company under the Indenture, all as if the Successor Company were originally the Company thereunder.

Section 2.03 Successor Substituted. In accordance with Section 6.02 of the First Supplemental Indenture, upon the merger of AirTran Holdings Inc into the Successor Company, the Successor Company succeeded to, and was substituted for, and may exercise every right and power of, AirTran Holdings Inc as the “Company” under the Indenture with the same effect as if the Successor Company had been named as the Company in the Indenture.

Section 2.04 Representations and Warranties. The Successor Company represents that (a) it has all necessary power and authority to execute and deliver this Supplemental Indenture and to perform the Indenture, (b) it is the successor by merger to AirTran Holdings Inc. pursuant to a valid merger effected in accordance with applicable law, (c) it is a limited liability company organized and validly existing under the laws of the State of Texas, (d) both before and immediately after giving effect to this Supplemental Indenture, no Default or Event of Default has or will have occurred or be continuing, and (e) this Supplemental Indenture is executed and delivered pursuant to Section 8.01 of the First Supplemental Indenture and does not require the consent of Securityholders.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.01 Concerning the Trustee. The Trustee assumes no duties, responsibilities, or liabilities by reason of this Supplemental Indenture other than as set forth in the Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Southwest and the Successor Company. In addition, and without limiting the foregoing, the Trustee is not charged with knowledge of the Merger Agreement or any of the terms thereof.

Section 3.02 Supplemental Indenture Controls. In the event of a conflict or inconsistency between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

Section 3.03 Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.04 No Adverse Interpretation of Other Agreements. This Supplemental Indenture may not be used to interpret another indenture, loan, or debt agreement other than the Indenture for purposes of the Securities. Any such indenture, loan, or debt agreement may not be used to interpret this Supplemental Indenture.

Section 3.05 Multiple Counterparts. The parties may sign multiple counterparts of this Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together shall represent the same agreement.

Section 3.06 Headings. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.07 Successors and Assigns. All covenants and agreements made by the Successor Company and Southwest in this Supplemental Indenture shall be binding upon their respective successors and assigns, whether expressed or not.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed.

SOUTHWEST AIRLINES CO.

By:	/s/ Laura Wright
Name:	Laura Wright
Title:	Senior Vice President Finance & Chief Financial Officer

Signature Page to Third Supplemental Indenture

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed.

AIRTRAN HOLDINGS, LLC

By:	Southwest Airlines Co.,
its sole member

By:	/s/ Laura Wright
Name:	Laura Wright
Title:	Senior Vice President Finance & Chief Financial Officer

Signature Page to Third Supplemental Indenture

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Susan Freedman
Name:	Susan Freedman
Title:	Vice President

Signature Page to Third Supplemental Indenture